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                                                                    EXHIBIT 10.7

              AGREEMENT NO. STWA-TEST-CONTRACT, MODIFICATION NO. 3

                                    BETWEEN

                                RAND CORPORATION

                                      AND

                            SAVE THE WORLD AIR, INC.

                                      FOR

                  DEVICE FOR SAVING FUEL AND REDUCING EMISSIONS


 This Contract Modification is entered into as of the 20th day of January 2004.

 The following Articles are revised as shown below:


1. WORK SCOPE
RAND will use its best efforts in performance of the attached scope of work Revision 1 Exhibit A).

2. TERM
The term of this Agreement will run from May 07,2003 to July 7,2004

11. PAYMENT SCHEDULE:
Payment by Save the World Air, Inc. to RAND for the work supported by this Agreement will be paid in accordance with the following payment schedule. If the timeline specified below changes due to, among other things, availability of information, availability of testing facilities and length of time for completion, RAND and Save the World Air, Inc. shall discuss such changes and mutually agree on a revised timeline. The parties anticipate that the Funding as stated will cover all of RAND'S expenses and fees incurred in the performance of the work; provided, however, that if RAND notifies Save the World Air, Inc. that its expenses and fees may be in excess of the stated Funding, RAND shall not be obligated to incur any expenses or fees in excess of the Funding, and the parties shall endeavor in good faith to renegotiate the amount o f available Funding. Any modifications to costs and fees outlined below shall require a written instrument, signed by both parties to this Agreement. All references to "Tasks" or "Task" below refer to, and are qualified in their entirety by, the descriptions on Attachment A hereto. Total cost for RAND'S work on the contract, inclusive of subcontract costs, is $665,000 to be allocated as follows:

1. $25,000 upon signing of agreement by both parties
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Exhibit A Addendum to STWA Contract SOW



Task 6 Run a series of tests on 2 different vehicles at ATDS

      RAND proposes as a next step that STWA supply another carbureted vehicle and RAND will oversee testing with new protocols at ATDS. In addition, STWA might consider also supplying a fuel-injected to be tested as well. In addition, RAND will systematically evaluate the individual smog tests that were done, to map them graphically and see if there are any patterns that can help.

            Additional RAND Costs: $50,000 to be paid $25,000 on Feb 1 and
                                   $25,000 on March 1.

            Additional Lab Costs: Some of the costs will be covered under existing funds, and RAND will supply an
                                  accounting of the costs and inform STWA of additional funds that may be needed for ATDS

Task 7 Oversee testing of a small engine at the University of California Riverside. RAND will execute A contract with the University of California Riverside to test the new small engine device. RAND will oversee and evaluate the testing in the same manner that RAND is working with ATDS.

      Additional RAND Costs: $25,000 to be paid March 1

      Lab Costs: To be determined. RAND will send a letter to STWA with the testing amount which STWA will pay before RAND executes a contract.

 Task 8 Oversee R&D efforts by Australian team.

      RAND will work with and help guide the efforts of the Australian team by helping to design tests and interpret results. RAND would be responsible for helping focus the R&D efforts, set reporting guidelines, and oversee the efforts of the group in Australia. The R&D team needs to focus on getting the existing device into marketable form, and hone their testing abilities. RAND will evaluate the materials provided to us, and work with them on a testing regime that we can compare to others, and develop consistent framework and guidelines for further development.

         Additional RAND costs including travel up to $200,000. STWA will pay
            $25,000 on February 1. On the 25th each month RAND will estimate the time and material cost needs of the following month and STWA will be billed for that amount. Any funds left over from the month will be rolled into the next months requirements. If RAND exceeded the months costs, additional costs will be billed the following month.
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AGREEMENT No. STWA-TEST-CONTRACT, Modification No. 3 (cont.)


2. Beginning May 1, 2003, $25,000 per month for eight (8) months upon presentation of monthly invoices.

3. 30 days past execution of Modification 1, pay $75,000. (received payment Oct. 7, 2003)

4. 30 days past execution of Modification 2, pay $65,000. (received payment Oct. 7, 2003)

5. 30 days past execution of Modification 3, pay $50,000 ($25,000 each for Tasks 6 and 7)

6. On March 1,2004 pay $50,000 ($25,000 each for Tasks 6 and 7)

7. 30 days past execution of Modification 3, pay $25,000 for Task 8. On the 25th each month RAND will estimate the time and material cost needs of the following month and STWA will be billed for that amount. Any funds left over from the month will be rolled into the next month's requirements. If RAND exceeded the months costs, additional costs will be billed the following month. Total cap for Task 8: $200,000.


ACCEPTED FOR

RAND Corporation                            Save the World Air, Inc.


Name Signed: /s/ Joanne B. Shelby           Name Signed: /s/ Eugene E. Eichler
             --------------------                        ---------------------
Name Typed:  Joanne B. Shelby               Name Typed:  Eugene E. Eichler
             ----------------                            -----------------
Title:       Director, Contracts & Grants   Title:       Chief Operating Officer
             ----------------------------                -----------------------
Date:        1/20/04                        Date:        2/6/04
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